Exhibit 99.1

SATCON® REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

•                  Company Posts Record Revenues and Margins

•                  Year-to-Date Bookings Increase 1100% Over Same Period Last Year

•                  Company Expands Its Revolving Line of Credit to $15 Million

Boston, Massachusetts – August 5, 2010 - Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power solutions for the renewable energy market, today announced its results for the second quarter ended June 30, 2010.

	Three Months Ended			Six Months Ended
(in millions, except per share data)	June 30, 2010	July 4, 2009	% Change	June 30, 2010	July 4, 2009	% Change
Revenue	$27.6	$7.6	262%	$42.4	$21.0	102%
Gross Margin	21%	-4%		18%	4%
Operating loss	$(5.3)	$(7.0)	25%	$(12.3)	$(12.1)	-2%
Net Loss Attributable to Common Shareholders	$(8.5)	$(7.1)	-20%	$(15.7)	$(19.0)	17%
Net Loss Attributable to Common Shareholders per weighted average share, basic and diluted	$(0.12)	$(0.13)	8%	$(0.22)	$(0.36)	39%

“Second quarter sales of $27.6 million represented the largest quarter in Satcon’s history, reaching revenues over two and a half times greater than what we reported in the same period a year ago,” said Steve Rhoades, Satcon’s President and Chief Executive Officer.  “We also grew gross margin to 21%, a significant improvement over last quarter’s 14%, fueled by the transfer of our primary manufacturing to our lower cost facility in Shenzhen, China, which we completed during the second quarter.”

Bookings for the first half of 2010 totaled $123 million, an increase of 1100% over the same period last year, reflecting the explosive growth we are experiencing in our key end markets in North America, Europe and Asia Pacific.  These bookings represent 506 MW of orders for Satcon’s products, with 39% of that demand coming from North America, 25% from Europe and 36% from Asia Pacific.

For the first half of 2010, the company shipped 161 MW of its industry-leading PowerGate® Plus, Prism™, and Solstice™ solutions.  Satcon’s 500kW PowerGate Plus solution continued to be its strongest performing product, shipping over 101.5 MW during the period, and representing 233% growth over the number of 500kW PowerGate Plus units shipped in the first half of 2009.

At June 30, 2010, the company’s backlog, which consists of firm fixed purchase orders with customers, was $82 million.  Backlog from Asia topped the list representing 43% of orders to be delivered.  North America contributed 42% to the mix, while Europe contributed 15%.  Backlog as of August 3, 2010 totaled $111 million, of which about 90% is currently expected to ship this calendar year.

“With the strength of our backlog and bookings activity, we continue to invest in operational enhancements that will grow our current capacity significantly in the second half of the year and beyond,” said Rhoades.  “This global demand has driven our recent move to raise our global manufacturing to over 1 gigawatt, and move toward over 1.75 gigawatts of global capacity in 2011.”

Recent customer wins and company highlights include:

•                  20 megawatts of Satcon Prism, the company’s fully-integrated one megawatt medium voltage solution, from solar industry leader, Q-Cells, for a number of large-scale solar plants in Ontario contracted under the Renewable Energy Standard Offer Program.

•                  Chosen by Southern California Edison to supply at least 75% of Satcon’s utility-ready inverter solutions to the utility’s Solar Photovoltaic Program, a 250 megawatt solar rooftop initiative.

•                  Five megawatts of Satcon Prism provided to Pacific Gas & Electric to power the largest solar farm to date on the utility’s network for Cal-RENEW 1 in Mendota, California.

•                  Chosen by Enfinity, a leading worldwide solar energy development company, to supply PowerGate Plus 500kW solutions for two power stations at one of France’s largest solar farms.

•                  Installed the first commercial site utilizing Satcon’s 100kW Solstice power conversion solutions on a 425kW rooftop installation developed by Broadway Electric.  The Solstice solutions will be integrated with Solstice SSB combiner boxes, which house unique string level DC to DC conversion, maximum power point tracking, performance management and system communication technologies.

•                  Expanded Satcon’s Solstice product portfolio to include a 125kW system solution for Europe and Asia, and a 500kW system solution now available in North America with European and Asian solutions available later this year.

•                  Launched Equinox™, Satcon’s third-generation 500kW central inverter system solution that provides 98.5% efficiency and the industry’s highest levels of system-wide performance, uptime, and reliability.

“As we look to the third quarter of 2010, we are well-positioned to deliver significant top-line growth with revenues expected to be in the $43-$47 million range,” Rhoades said.  “We are also confirming that we anticipate achieving gross margin greater than 30% in the second half of the year as a result of the continuous improvements we are making to our operations and manufacturing supply chain, and that we remain on target to have our operations plan fully implemented by the end of Q3.  With these improvements, we expect that our margins in the third quarter will be in the mid to high 20’s, and margins for the fourth quarter will be in the low to mid 30% range.”

Rhoades continued, “We see momentum continuing into our fourth quarter of 2010, and expect that our fourth quarter revenues will increase over those that we generate in our third quarter.”

Satcon also announced that it has entered into an agreement with Silicon Valley Bank to increase its revolving line of credit to $15 million.  “This expansion of our senior debt facility, along with the $12 million subordinated debt transaction we closed in June, provides Satcon with greater working capital resources to support our growth plans in the global utility-scale solar market,” said Donald Peck, Satcon’s Chief Financial Officer.

Conference Call Reminder

The company will hold a conference call to review its financial results and business highlights today, August 5, 2010 at 5:00 p.m. ET.  During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call will be webcast live over the Internet and can be accessed on the Investor Relations section of the company’s website at http://investor.satcon.com.  The conference call also can be accessed by dialing (877) 407-8289 (U.S. and Canada) or (201) 689-8341 (International).  Interested parties that are unable to listen to the live call may access an archived version of the webcast on Satcon’s website.

About Satcon

Satcon Technology Corporation is a leading provider of utility scale power solutions for the renewable energy market, enabling the industry’s most advanced, reliable, and proven clean energy alternatives.  For over 24 years, Satcon has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, and energy storage systems.  To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact

Leah Gibson

Investor Relations

Satcon Technology Corporation

(617) 897-2400

leah.gibson@Satcon.com

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$14,381,207	$13,369,208
Restricted cash and cash equivalents	—	34,000
Accounts receivable, net of allowance of $1,154,187 and $196,909 at June 30, 2010 and December 31, 2009, respectively	28,545,956	17,577,640
Unbilled contract costs and fees	174,342	202,228
Inventory	18,685,977	11,898,571
Prepaid expenses and other current assets	2,192,588	717,535
Current assets of discontinued operations	—	35,004
Total current assets	63,980,070	43,834,186
Property and equipment, net	4,898,343	4,633,926
Non-current assets of discontinued operations	—	224,227
Total assets	$68,878,413	$48,692,339

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$9,360,912	$3,000,000
Notes payable, current portion	615,690	—
Accounts payable	20,166,133	20,751,975
Accrued payroll and payroll related expenses	2,733,425	2,235,349
Other accrued expenses	3,802,181	2,710,568
Accrued restructuring costs	375,023	38,034
Deferred revenue, current portion	7,052,199	451,008
Current liabilities of discontinued operations	—	117,702
Total current liabilities	44,105,563	29,304,636
Warrant liabilities	4,446,742	4,976,774
Notes payable, net of current portion	10,313,673	—
Deferred revenue, net of current portion	7,407,674	5,531,413
Redeemable convertible Series B preferred stock (75 shares issued and outstanding at June 30, 2010 and December 31, 2009; face value $5,000 per share; liquidation preference at June 30, 2010 $375,000)	375,000	375,000
Other long-term liabilities	232,818	280,472
Total liabilities	66,881,470	40,468,295
Commitments and contingencies
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, face value $1,000 per share, liquidation preference $28,219,863 and $27,600,000 at June 30, 2010 and December 31, 2009 respectively)	24,759,305	22,257,423

Stockholders’ deficit:
Common stock; $0.01 par value, 200,000,000 shares authorized; 72,126,226 and 70,567,781 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	721,262	705,678
Additional paid-in capital	221,766,836	218,599,384
Accumulated deficit	(243,820,892)	(231,656,734)
Accumulated other comprehensive loss	(1,429,568)	(1,681,707)
Total stockholders’ deficit	(22,762,362)	(14,033,379)
Total liabilities and stockholders’ deficit	$68,878,413	$48,692,339

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	July 4, 2009	June 30, 2010	July 4, 2009

Product revenue	$27,627,473	$7,627,619	$42,359,952	$21,007,468

Cost of product revenue	21,890,030	7,935,446	34,589,139	20,220,484

Gross margin	5,737,443	(307,827)	7,770,813	786,984

Operating expenses:
Research and development	2,711,070	2,244,162	5,442,855	4,115,424
Selling, general and administrative	8,282,484	4,417,941	13,862,366	8,766,222
Restructuring charge	—	—	783,701	—

Total operating expenses from continuing operations	10,993,554	6,662,103	20,088,922	12,881,646

Operating loss from continuing operations	(5,256,111)	(6,969,930)	(12,318,109)	(12,094,662)

Change in fair value of warrant liabilities	(857,965)	1,776,137	231,013	(3,594,334)
Other (loss) income, net	(251,043)	(486,649)	(319,458)	(625,590)
Interest income	10	1,836	185	5,567
Interest expense	(226,169)	(137,823)	(289,396)	(220,184)
Net loss from continuing operations	(6,591,278)	(5,816,429)	(12,695,765)	(16,529,203)

Gain on sale of discontinued operations, net	—	—	500,217	—
Income (loss) from discontinued operations, net	—	(16,511)	31,390	(58,193)
Net loss	(6,591,278)	(5,832,940)	(12,164,158)	(16,587,396)

Deemed dividend and accretion on Series C preferred stock	(1,538,934)	(887,526)	(2,808,125)	(1,709,020)
Dividend on Series C preferred stock	(368,697)	(387,051)	(723,757)	(708,089)
Net loss attributable to common stockholders	$(8,498,909)	$(7,107,517)	$(15,696,040)	$(19,004,505)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.12)	$(0.13)	$(0.22)	$(0.36)

Weighted average number of common shares, basic and diluted	71,512,306	54,717,764	71,216,831	53,127,814